Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS THIRD QUARTER 2013 RESULTS

Financial Highlights:

•	Revenue of $87.2 million, an increase of 2.9% from $84.7 million in 2Q13 and an increase of 23.0% from $70.9 million in 3Q12.

•	Net income of $0.07 per basic and diluted share, compared to net income of $0.04 per basic and diluted share in 2Q13 and a net loss of $0.02 per basic and diluted share in 3Q12.

◦	Gross margin of 52.4%, compared to 53.3% in 2Q13 and 54.4% in 3Q12.

◦	Operating expenses of $37.5 million, compared to operating expenses of $38.1 million in 2Q13 and $38.9 million in 3Q12.

HILLSBORO, OR - October 24, 2013 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal third quarter ended September 28, 2013.

For the third quarter, revenue was $87.2 million, an increase of 2.9% from $84.7 million reported in the prior quarter, and an increase of 23.0% from the $70.9 million reported in the same quarter a year ago. FPGA revenue for the third quarter was $26.2 million, compared to $26.0 million in the prior quarter, and $26.1 million in the same quarter a year ago. PLD revenue for the third quarter was $61.0 million, compared to $58.7 million reported in the prior quarter, and $44.8 million in the same quarter a year ago.

Net income for the third quarter was $8.2 million ($0.07 per basic and diluted share), compared to the prior quarter net income of $5.0 million ($0.04 per basic and diluted share) and net loss of $2.2 million ($0.02 per basic and diluted share) reported in the same quarter a year ago.

Darin G. Billerbeck, President and Chief Executive Officer, said, “For the second consecutive quarter, the Company achieved record revenue levels, while maintaining a healthy gross margin and improving our net income per share. Growth was driven by our consumer end market and increased new product category sales. The broader communications market in Asia continues to rebound, while worldwide computing and industrial markets are lagging. Overall, we continue to be confident and encouraged by the successful execution of our business strategy, along with our customer and market diversification efforts.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “We continue to drive cost efficiencies organization-wide, as we leverage increasing unit volume. We are effectively managing inventory levels to meet customer demand and potential upsides. Our operations team is minimizing the impact of our fab transition at Fujitsu and is focused on keeping gross margins stable, despite anticipated seasonally lower revenue. We exited the third quarter with a debt-free balance sheet and approximately $210.8 million in cash, cash equivalents and short-term marketable securities, an increase of $36.5 million from the second quarter.”

Recent Business Highlights:

•
Tiny, Ultra-Low Power iCE40™: Lattice announced its new, ultra-low density iCE40 FPGAs, delivering the world's smallest, most flexible, single chip sensor solution for ultra-low power mobile devices. The new additions to the iCE40 FPGA family allow customers to integrate functions into a smaller space.

•
Ultra-Low Density MachX03™: Lattice launched its ultra-low density MachXO3™ FPGA family, the world’s smallest, lowest-cost-per I/O programmable platform aimed at expanding system capabilities and bridging emerging connectivity interfaces using both parallel and serial I/O.

•
New Reference Designs: Lattice introduced three new complete reference designs that will make it easier for electronic OEMs to deliver media-rich experiences to their end users by taking advantage of low-cost, industry-standard MIPI (Mobile Industry Processor Interface) camera, application processor, and display technologies.

Business Outlook - Fourth Quarter 2013:

•	In-line with recent annual demand trends, revenue is expected to be minus 5% to 9% on a sequential basis.

•	Gross margin percentage is expected to be approximately 53% plus or minus 2%.

•	Total operating expenses are expected to be approximately $37.5 million, including approximately $1.0 million of mask costs in support of growth opportunities.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the third quarter of 2013 and business outlook for the fourth quarter of 2013 on Thursday, October 24, 2013 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 75501489. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on November 7, 2013, by telephone at 1-404-537-3406. To access the replay, use conference identification number 75501489. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: the continuing rebound of the broader communications market in Asia and the lagging of computing and industrial markets; execution of our business strategy and our customer and market diversification efforts; continuing efforts to drive cost efficiencies organization-wide, as we leverage our increasing unit volume; our ability to manage our inventory; our operations' team ability to minimize the impact of our fab transition at Fujitsu and our ability to keep gross margins stable, despite anticipated seasonally lower revenue; and those statements under the heading “Business Outlook - Fourth Quarter 2013” relating to expected revenue, gross margin, total operating expenses, and projected costs associated with the Company's support of growth opportunities. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the World's leading provider of ultra-low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 28, 2013	June 29, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Revenue	$87,154	$84,694	$70,889	$243,006	$213,381
Costs and expenses:
Cost of products sold	41,463	39,584	32,341	114,050	98,297
Research and development	20,254	20,267	20,446	58,635	58,955
Selling, general and administrative	16,385	17,072	17,720	49,955	55,048
Acquisition related charges (1)	737	737	729	2,223	3,418
Restructuring (2)	85	19	—	257	643
	78,924	77,679	71,236	225,120	216,361
Income (loss) from operations	8,230	7,015	(347)	17,886	(2,980)
Other income (expense), net	346	(54)	88	240	846
Income (loss) before provision for income taxes	8,576	6,961	(259)	18,126	(2,134)
Provision for income taxes (3)	417	1,921	1,916	3,037	20,297
Net Income (loss)	$8,159	$5,040	$(2,175)	$15,089	$(22,431)

Net Income (loss) per share (4):
Basic	$0.07	$0.04	$(0.02)	$0.13	$(0.19)
Diluted	$0.07	$0.04	$(0.02)	$0.13	$(0.19)

Shares used in per share calculations (4):
Basic	116,055	115,733	116,785	115,730	117,612
Diluted	117,349	117,109	116,785	117,093	117,612
______________________
Notes:

(1)
During the first nine months of fiscal 2012, the Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue. During the first nine months of 2013, Acquisition related charges consist of amortization of acquired intangible assets.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plans announced on October 12, 2012 and April 21, 2011.

(3)
The tax provision for the three and nine months ended September 29, 2012 reflects the nonrecurring impact of transactions required to implement our global tax structure and the resulting intercompany sale of inventory and fixed assets.

(4)
For the three and nine month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For the three and nine month periods in fiscal 2013, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 28, 2013	December 29, 2012
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$210,772	183,401
Accounts receivable, net	52,991	46,947
Inventories	42,295	44,194
Other current assets (1)	14,631	12,527
Total current assets	320,689	287,069

Property and equipment, net	42,345	40,384
Long-term marketable securities	4,717	4,717
Other long-term assets	7,199	6,854
Intangible assets, net of amortization	13,220	15,430
Goodwill	44,808	44,808
Deferred income taxes (1)	13,746	15,357
	$446,724	$414,619

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$44,424	42,540
Deferred income and allowances on sales to sell-through distributors	17,587	10,553
Total current liabilities	62,011	53,093

Other long-term liabilities (1)	5,011	3,976
Total liabilities	67,022	57,069

Stockholders' equity	379,702	357,550
	$446,724	$414,619
______________________
Notes:

(1)
In June 2013 the company early adopted, with retrospective application, the requirements of ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Accordingly, previous periods have been revised to conform with current period presentation. This resulted in both long-term taxes payable and deferred tax assets declining by approximately $14 million for all periods presented.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	3Q13	2Q13	3Q12
Operations Information
Percent of Revenue
Gross Margin	52.4%	53.3%	54.4%
R&D Expense	23.2%	23.9%	28.8%
SG&A Expense	18.8%	20.2%	25.0%

Depreciation and amortization (in thousands)	5,210	4,894	5,892
Capital expenditures (in thousands)	3,400	3,783	3,156
Stock compensation expense (in thousands)	2,562	2,511	2,075
Restructuring and severance related charges (in thousands)	376	84	1,195
Taxes paid (cash, in thousands)	126	104	333

Balance Sheet Information
Current Ratio	5.2	5.4	5.7
A/R Days Revenue Outstanding	55	68	71
Inventory Months	3.1	3.8	3.5

Revenue% (by Product Family)
PLD	70%	69%	63%
FPGA	30%	31%	37%

Revenue% (by Product Classification) (1)
New	51%	46%	26%
Mainstream	41%	42%	54%
Mature	8%	12%	20%

Revenue% (by Geography)
Asia	76%	74%	69%
Europe (incl. Africa)	14%	14%	18%
Americas	10%	12%	13%

Revenue% (by End Market) (2)
Communications	35%	38%	44%
Industrial & Other	20%	23%	32%
Computing	9%	8%	13%
Consumer	36%	31%	11%

Revenue% (by Channel)
Sell-through distribution	41%	44%	56%
Direct	59%	56%	44%

(1) New: LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the first quarter of 2013, the Company refined its methodology for assigning revenue to End Market categories. All periods presented have been revised to conform to this methodology.